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                                                                      EXHIBIT 12


                               Witco Corporation
                 Calculation of Earnings to Fixed Charges Ratio
                             (Dollars in thousands)


                                                                                     Nine Months
                                                                                       ended
                                                For the years ended December 31,      Sept. 30,
                                   1990       1991       1992       1993      1994      1995
                                --------   --------   --------   --------   -------    --------
Pre tax earnings from continuing
  operations                    $ 93,448   $ 72,160   $ 58,518   $ 41,297   $145,162   $184,105
Less:
    Undistributed (income) loss
      of unconsolidated affiliates  (785)      (372)      (285)      (546)      (362)       158
Add:
    Amortization of capitalized
      interest                     1,299      1,326      1,317      1,279      1,278      1,004
    Interest expense              16,400     16,027     16,448     34,984     29,674     29,674
    Rent expense factor            4,826      4,943      4,744      5,855      6,794      5,122
    Minority interest              2,783      1,760      1,977      2,604      3,951      2,810
                                --------   --------   --------   --------   -------    --------

Earnings available for fixed
charges                         $117,971   $ 95,844   $ 82,719   $ 85,473   $186,497   $222,873
                                ========   ========   ========   ========   ========   ========

Interest expense                $ 16,400   $ 16,027   $ 16,488   $ 34,984   $ 29,674   $ 29,674
Capitalized interest               1,807      1,164        851      1,923      2,214        948
Rent expense factor                4,826      4,943      4,744      5,855      6,794      5,122
                                --------     ------       ----     ------       ----     ------

Fixed charges                   $ 23,033   $ 22,134   $ 22,083   $ 42,762   $ 38,682   $ 35,744
                                ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed
charges                             5.12       4.33       3.75       2.00       4.82       6.24
                                ========   ========   ========   ========   ========   ========


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